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                                                                    EXHIBIT 99.1



CONTACT: Thomas P. Heneghan                                FOR IMMEDIATE RELEASE
         (312) 279-1806                                    September 11, 2003

                          MHC NAMES MICHAEL BERMAN CFO

         CHICAGO, IL - SEPTEMBER 11, 2003 -- Manufactured Home Communities, Inc. (NYSE: MHC) today announced that effective September 30, 2003, Michael Berman will join MHC as its Vice President and Chief Financial Officer, succeeding John Zoeller, its current Chief Financial Officer. Mr. Berman has had a long-term relationship with MHC commencing prior to its initial public offering in 1993. Mr. Berman brings a wealth of experience to MHC, including 17 years as an investment banker, money manager and associate professor of Corporate Finance and Financial Accounting at New York University's Real Estate Institute. He holds a master's of business administration from Columbia University Graduate School of Business, a law degree from Boston University School of Law and a bachelor's degree from Binghamton University in New York.

         Mr. Zoeller will remain a consultant to the Company on transactional matters, with emphasis on acquisitions. In addition, he will play a key role during the transition integrating Mr. Berman into his new responsibilities.

         Commented Thomas P. Heneghan, MHC's President "John and I have worked together since the late 1980's within Sam Zell's organization and I understand his decision. I greatly appreciate his willingness to be available to us on transition and other issues where his experience is an asset to our Company. I also look forward to working again with Mike, whose experience and familiarity with the Zell organization and MHC in particular will allow him to quickly contribute to the continued success of MHC."

         MHC owns or has a controlling interest in 139 quality communities in 19 states, consisting of 50,807 sites. MHC is a self-administered, self-managed equity real estate investment trust (REIT) headquartered in Chicago.



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